Cumulus Media Inc.
Description of 2023 Quarterly Incentive Plan

Awards to executive officers under Cumulus Media Inc.’s (the “Company”) annual executive incentive plan for certain officers of the Company, which operates as a quarterly incentive plan for 2023 (the “2023 QIP”), will be based on the Company achieving budgeted adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") levels, adjusted for any asset sales or purchases. The target cash incentive award opportunity available to each executive officer under the 2023 QIP is calculated as a percentage of each executive officer’s base salary, all in accordance with the terms of each such officer’s existing employment agreement.

Under the 2023 QIP, performance is measured at the end of each quarter, beginning with the quarter ended March 31, 2023, based on year-to-date performance at the end of the respective quarter. If target performance levels for the year-to-date period have been met or exceeded, 12.5% of the total annual target bonus will be awarded following applicable quarter end. If, at the completion of any quarter, target performance levels for the year-to-date period (other than the full year period) have not been met, no payment will be made for that quarterly period.

Following the end of the year, actual annual performance will be compared to the pre-established threshold, target and maximum performance goals. If the Company achieves the full-year 2023 target EBITDA goal, each executive officer will be entitled under the 2023 QIP to a total full year payout of 100% of his or her respective 2023 QIP target award opportunity. If the Company achieves the full year threshold EBITDA goal, each executive officer will be entitled under the 2023 QIP to a total payout for the full year equal to 50% (threshold award opportunity) of his or her 2023 QIP target award opportunity, and if the Company meets or exceeds the full year maximum EBITDA goal, each executive officer will be entitled under the 2023 QIP to a total payout of 200% (maximum award opportunity) of his or her 2023 QIP target award opportunity. Actual performance between threshold and target and target and maximum will result in payout amounts determined by linear interpolation. The payout amount calculated for performance over the full-year period will be reduced by payments previously made for the quarterly periods in 2023.